TERMINATION AGREEMENT
THIS TERMINATION AGREEMENT (this “Agreement”) is entered into on, and effective as of August 31, 2020 among Golar LNG Limited, a limited company organized under the laws of Bermuda, Hygo Energy Transition Ltd (name changed from Golar Power Limited by resolution of the Shareholders dated August 13, 2020), a limited company organized under the laws of Bermuda, Golar LNG Partners LP, a Marshall Islands limited partnership, Golar GP LLC, a Marshall Islands limited liability company, and Golar Partners Operating LLC, a Marshall Islands limited liability company (collectively referred to herein as the “Parties”).
RECITALS:
A. The Parties entered into the Omnibus Agreement dated June 19, 2016 (the “Omnibus Agreement”).
B. The Parties desire to terminate the Omnibus Agreement pursuant to and in accordance with the terms set forth therein.
        NOW, THEREFORE, the Parties hereby warrant, covenant, and agree as follows:
1.By mutual consent and in accordance with the terms of the Omnibus Agreement, the Parties hereby agree that the Omnibus Agreement is hereby irrevocably terminated, effective as of the date hereof, and without any further action by any party. From and after the date hereof, the Omnibus Agreement will be of no further force or effect, and the rights and obligations of each of Parties shall terminate.

2.This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without reference to the choice of law principles thereof.

3.Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any person, other than the Parties, any right or remedies under or by reason of this Agreement.

4.This Agreement may be executed by facsimile or electronic mail exchange of .pdf signature pages and in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each Party and delivered (including by facsimile or electronic mail exchange of .pdf signature pages) to the other Party.

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US 7343915

IN WITNESS WHEREOF, the undersigned have executed this Termination Agreement as of the day and year first written above.
Golar LNG LIMITED

By:  /s/ Tor Olav Troim
Name: Tor Olav Troim
Title: Chairman

HYGO ENERGY TRANSITION LTD.

By: /s/ Eduardo Maranhao
Name: Eduardo Maranhao
Title:  CFO

GOLAR LNG PARTNERS LP

By: /s/ Karl Fredrik Staubo
Name: Karl Fredrik Staubo
Title:  CEO

GOLAR GP LLC

By: /s/ Georgina E. Sousa
Name: Georgina E. Sousa
Title:  For and behalf of Golar LNG Limited as
        Sole Member of Golar GP LLC

GOLAR PARTNERS OPERATING LLC

By: /s/ Georgina E. Sousa
Name: Georgina E. Sousa
Title:  For and behalf of Golar LNG Partners LP
as Sole Member of Golar Partners Operating LLC

Signature Page to Termination Agreement